EXHIBIT 10.4

Amendment to
Employment Agreement

Your employment agreement (the "Agreement") with Berry Plastics Corporation (the "Company") is hereby amended, effective as of December 31, 2008.

In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, you and the Company hereby agree to amend the Agreement as follows:

1.	Section 5(h) of the Agreement is hereby amended to include the following text at the end thereof:

"Any such bonus or incentive payment shall he paid no later than two and a half months after the end of the fiscal year in respect of which such payment is awarded, unless the Employee shall elect to defer the receipt of such payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").""

2.	Section 7(c) of the Agreement is hereby amended to include the following text at the end thereof:

"Notwithstanding the foregoing, in no event shall the Termination Date occur until the Employee experiences a "separation from service" within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the "Termination Date."

3.	The final sentence of Section 8(c) of the Agreement is hereby amended to include the following text after the word "provided":

"in such a manner that such benefits are excluded from the Employee's income for federal income tax purposes and"

Except as expressly modified hereby, the terms and provisions of the Agreement shall remain in full force and effect

Sincerely, BERRY PLASTICS CORPORATION
/s/ Marcia Jochem
Marcia Jochem Executive Vice President, Human Resources

Acknowledged and Agreed:

/s/ Curtis Begle
Printed Name: Curtis Begle